Exhibit 99.1

Contact:	Steve Richards Chief Financial Officer 714/241-0303
TTM TECHNOLOGIES REPORTS STRONG FIRST QUARTER 2007 RESULTS
Printed Circuit Group Accretive to First Quarter Earnings Ahead of Schedule
SANTA ANA, CA –– May 2, 2007 –– TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board manufacturer, today reported results for the first quarter of 2007, which ended April 2, 2007.
Financial & Operational Highlights – First Quarter 2007
•	First quarter net sales of $176.9 million increased 143 percent compared with the same period a year ago and 23 percent sequentially.

•	The Printed Circuit Group (PCG) acquisition was accretive to earnings in the first quarter 2007, which was ahead of plan.

•	First quarter gross profit of $34.7 million increased $7.2 million sequentially.

•	The Company benefited from the PCG acquisition, which diversified our customer base and broadened our end market exposure.
First Quarter 2007 Financial Results
First quarter 2007 net sales increased $32.7 million, or 23 percent, from the fourth quarter of 2006, and $104.2 million, or 143 percent, to $176.9 million from the first quarter of 2006 due to the inclusion of PCG. First quarter 2007 results included a full quarter of the operations of PCG, which TTM acquired from Tyco International Ltd. on October 27, 2006, compared with two months in the fourth quarter of 2006.
Gross margins were 19.6 percent for the first quarter of 2007, compared with 19.1 percent in the fourth quarter of 2006 and 27.8 percent for the first quarter of 2006. On a year-over-year basis, gross margins were affected by the inclusion of PCG’s backplane assembly operations, which inherently carry a lower gross margin than printed circuit board manufacturing.
Selling and marketing expense for the first quarter of 2007 was $7.6 million, representing 4.3 percent of sales. This compares with $6.3 million, or 4.4 percent of sales, in the fourth quarter of 2006 and $3.4 million, or 4.6 percent of sales, in the year-ago period.
General and administrative expense, including amortization of intangibles, was $9.4 million in the first quarter of 2007, compared with $9.5 million in the fourth quarter of 2006 and $3.9 million in the year-ago period.
TTM posted operating income of $17.8 million for the first quarter of 2007, compared with $11.5 million for the fourth quarter of 2006 and $13.0 million for the first quarter of 2006.

Net income for the first quarter of 2007 was $8.5 million, or $0.20 per diluted share, compared with $5.1 million, or $0.12 per diluted share, for the fourth quarter of 2006 and $8.8 million, or $0.21 per diluted share, for the first quarter of 2006.
EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2007 was $25.5 million, compared with $18.5 million for the fourth quarter of 2006 and $16.7 million for the first quarter of 2006. (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.)
PCB quick-turn business represented approximately 15 percent of net sales in the first quarter of 2007, compared to 13 percent for the fourth quarter of 2006 and 21 percent for the first quarter of 2006. The year-over-year decline was primarily due to PCG’s limited quick-turn capacity.
“We are pleased with the Company’s solid financial results for the first quarter of 2007, the first full quarter of contributions from the PCG acquisition,” said Kent Alder, President and CEO. “Our results reflect the success of our strategy to diversify our customer base through the acquisition of PCG, which clearly differentiates us from our peers. With the exception of high-end computing and the inventory realignment by one of our key customers, we saw continued steady demand.”
Commenting on TTM’s integration of PCG, Alder noted, “The integration is basically complete, which is a tribute to the planning and execution of our combined management team. The Company has paid down debt ahead of schedule, which helped make the acquisition accretive to earnings in the first quarter of 2007.” Alder concluded, “We are off to a solid start in 2007 and will continue to benefit from the greater size, expanded customer base, diversification, and cross-selling opportunities that we gain with the acquisition of the Printed Circuit Group.”
The Company noted that financial results for the first quarter may be subject to change pending the resolution of certain accounting matters relating to the acquisition of PCG. Such changes are likely to affect the opening balance sheet of the acquired entity. Should results for the first quarter change from those established in this press release, the Company expects that revised numbers would be issued when it files its Quarterly Report on Form 10-Q on or about May 14, 2007.
Balance Sheet
The $226 million purchase price for the PCG acquisition was financed with a $200 million, 6-year term loan and $26 million from cash on the balance sheet. In the first quarter of 2007, TTM paid down $50 million, or 25 percent of the debt, and funded net capital expenditures of $3.6 million. Cash and short-term investments at the end of the first quarter of 2007 totaled $45.4 million, compared with $70.7 million at year-end 2006.
Second Quarter Forecast
For the second quarter of 2007, TTM estimates revenues in a range of $158 million to $167 million and earnings in a range of $0.13 to $0.19 per diluted share. “We expect satisfactory demand from most end markets, and we anticipate that the aerospace/defense sector will remain solid,” said Alder. “In addition, we expect the PCG acquisition to continue to be accretive to earnings despite the closure of the Dallas, Oregon, facility on April 6, 2007, which will reduce second quarter revenues by approximately $10 million. We paid down an additional $25 million of debt in April, reducing our outstanding balance to $125 million, and we expect to continue paying down debt ahead of the required schedule in the second quarter.”
To Access the Live Web Cast/Conference Call
The company will conduct a conference call to discuss its first-quarter performance and outlook today at 10 a.m. Eastern/7 a.m. Pacific time. To listen to the live web cast on the Internet, log on to the company website at www.ttmtech.com. To access the live conference call, dial 800-946-0742.
To Access A Replay of the Web Cast
A replay of the conference call will be available until Monday, May 7, on the company’s Web site, www.ttmtech.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, the risks and uncertainties associated with the integration of the recently acquired PCG business, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.
About TTM
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.
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TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	First Quarter		Fourth Quarter
	2007	2006	2006
CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$176,897	$72,688	$144,180
Cost of goods sold	142,176	52,485	116,681

Gross profit	34,721	20,203	27,499

Operating expenses:
Selling and marketing	7,560	3,359	6,331
General and administrative	8,342	3,584	8,587
Amortization of intangibles	1,025	300	885
Restructuring charges	—	—	199

Total operating expenses	16,927	7,243	16,002

Operating income	17,794	12,960	11,497

Interest expense	(5,098)	(61)	(3,253)
Interest income and other, net	759	977	998

Income before income taxes	13,455	13,876	9,242
Income tax provision	(4,990)	(5,065)	(4,093)

Net income	$8,465	$8,811	$5,149

Earnings per common share:
Basic	$0.20	$0.21	$0.12
Diluted	$0.20	$0.21	$0.12

Weighted average common shares:
Basic	42,149	41,441	42,012
Diluted	42,398	41,978	42,389

SELECTED BALANCE SHEET DATA

	April 2, 2007	December 31, 2006
Cash and short-term investments	$45,381	$70,656
Accounts receivable, net	119,823	125,435
Inventories, net	66,781	67,020
Total current assets	239,497	271,748
Net property, plant and equipment	132,424	150,837
Other assets	165,510	151,113
Total assets	537,431	573,698

Current portion long-term liabilities	$55,000	$60,705
Accounts Payable	54,281	49,276
Current liabilities	144,477	144,343
Long-term liabilities	95,928	142,040
Stockholders’ equity	297,026	287,315
Total liabilities and stockholders’ equity	537,431	573,698

SUPPLEMENTAL DATA

	First Quarter		Fourth Quarter
	2007	2006	2006
EBITDA	$25,468	$16,678	$18,454
EBITA	$19,608	$14,267	$13,409
Gross margin	19.6%	27.8%	19.1%
EBITDA margin	14.4	22.9	12.8
Operating margin	10.1	17.8	8.0

End Market Breakdown:

	First Quarter
	2007	2006
Networking/Communications	43%	42%
Aerospace/Defense	28	13
Computing/Storage/Peripherals	13	32
Medical/Industrial/Instrumentation/Other	16	13

Stock-based Compensation:

	First Quarter		Fourth Quarter
	2007	2006	2006
Amount included in:
Cost of goods sold	$187	$90	$154
Selling and marketing	50	20	42
General and administrative	423	145	318

Total stock-based compensation expense	$660	$255	$514

RECONCILIATIONS*

	First Quarter		Fourth Quarter
	2007	2006	2006
EBITA/EBITDA reconciliation:
Net income	$8,465	$8,811	$5,149
Add back items:
Income taxes	4,990	5,065	4,093
Interest expense	5,098	61	3,253
Amortization of intangibles	1,055	330	914

EBITA	19,608	14,267	13,409

Depreciation expense	5,860	2,411	5,045

EBITDA	$25,468	$16,678	$18,454

*	This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.
“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.